Exhibit 99.1

Ashton Woods USA L.L.C.

Financial Statements

As of November 30, 2008 and May 31, 2008 and for the Three and
Six Months Ended November 30, 2008 and 2007

Nevada	75-2721881
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1405 Old Alabama Rd., Suite 200	30076
Roswell, Georgia	(Zip code)
(Address of principal executive offices)

(770) 998-9663
(Telephone number, including area code)

ASHTON WOODS USA L.L.C.

Financial Statements

As of and for the Three and Six Months ended November 30, 2008

Page

Financial Statements

Unaudited Condensed Consolidated Balance Sheets as of November 30, 2008 and May 31, 2008	1

Unaudited Condensed Consolidated Statements of Operations for the three and six months ended November 30, 2008 and 2007	2

Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended November 30, 2008 and 2007	3

Notes to Unaudited Condensed Consolidated Financial Statements	4

ASHTON WOODS USA L.L.C.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	November 30, 2008	May 31, 2008
	(In thousands)

Assets
Cash and cash equivalents	$6,399	$1,067
Inventory:
Construction in progress and finished homes	107,448	107,576
Land and land under development	92,937	118,454
Real estate not owned	1,397	4,950
Property and equipment, net	4,548	7,270
Accounts receivable	2,855	3,573
Other assets	11,291	11,807
Investments in unconsolidated entities	5,526	5,400
Total assets	$232,401	$260,097

Liabilities and Members’ equity
Liabilities
Notes payable	$156,839	$149,373
Customer deposits	4,528	5,456
Liabilities related to real estate not owned	1,220	4,299
Accounts payable and accruals	44,408	41,840
Total liabilities	206,995	200,968
Minority interests (including minority interest in real estate not owned)	353	430
Members’ equity	25,053	58,699
Total liabilities and members' equity	$232,401	$260,097

See accompanying notes to condensed consolidated financial statements.

ASHTON WOODS USA L.L.C.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2008	2007	2008	2007
	(In thousands)		(In thousands)

Revenues
Home sales	$67,712	$101,980	$145,819	$199,390
Land sale	-	12,023	-	12,023
Other	98	159	246	252
	67,810	114,162	146,065	211,665

Cost of sales
Home sales	68,864	105,494	147,364	197,314
Land sales	13	7,462	13	7,462
	68,877	112,956	147,377	204,776

Gross (loss) profit
Home sales	(1,152)	(3,514)	(1,545)	2,076
Land sales	(13)	4,561	(13)	4,561
Other	98	159	246	252
	(1,067)	1,206	(1,312)	6,889

Expenses
Sales and marketing	5,199	7,800	11,057	15,190
General and administrative	9,069	7,526	16,877	15,409
Debt restructuring	2,267	-	2,267	-
Related party	155	215	332	432
Franchise taxes	11	21	21	36
Depreciation and amortization	1,275	1,386	2,469	2,695
	17,976	16,948	33,023	33,762
Earnings in unconsolidated entities	365	640	689	1,156
Net loss	$(18,678)	$(15,102)	$(33,646)	$(25,717)

See accompanying notes to condensed consolidated financial statements.

ASHTON WOODS USA L.L.C.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended November 30,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net loss
Adjustments to reconcile net loss to net cash provided by operating	$(33,646)	$(25,717)
activities:
Earnings in unconsolidated entities	(689)	(1,156)
Return on investments in unconsolidated entities	548	913
Depreciation and amortization	2,469	2,695
Impairment loss recognized on real estate inventory	24,935	34,831
Gain on sale of property and equipment	(29)	-
Amortization of deferred debt issuance costs	678	594
Changes in operating assets and liabilities:
Inventory	710	(1,349)
Accounts receivable	718	(3,442)
Other assets	2,708	1,428
Accounts payable and accruals	2,568	(692)
Customer deposits	(928)	(1,883)
Net cash provided by operating activities	42	6,222

Cash flows from investing activities:
Proceeds from sale of property and equipment	1,521	-
Return of investment in unconsolidated entities	4	404
Additions to property and equipment	(1,240)	(3,020)
Net cash provided by (used in) investing activities	285	(2,616)

Cash flows from financing activities:
Proceeds from notes payable	9,549	37,000
Repayments of notes payable	(2,083)	(39,083)
Debt issuance costs	(2,461)	(209)
Members’ distributions	-	(768)
Net cash provided by (used in) financing activities	5,005	(3,060)
Change in cash and cash equivalents	5,332	546
Cash and cash equivalents, beginning of period	1,067	38
Cash and cash equivalents, end of period	$6,399	$584

Supplemental disclosures - non-cash operating activity:
Cash paid for interest	$1,442	$8,548

See accompanying notes to condensed consolidated financial statements.

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Unless otherwise indicated, when we use the terms “Ashton Woods,” “we,” “us,” and “our,” we mean Ashton Woods USA L.L.C. and its consolidated subsidiaries.)

Note 1 — Background

We acquire and develop land for residential purposes and design, sell and build residential homes on such land in six markets located in Georgia, Texas, Florida, Arizona, and Colorado. We also hold an investment in an unconsolidated entity that provides mortgage origination for homebuyers through Ashton Woods Mortgage, LLC ("Ashton Woods Mortgage''). In addition, we provide title services to buyers in Texas and Florida through three unconsolidated entities. We design, build and market high-quality single-family detached homes, townhomes and stacked-flat condominiums under the Ashton Woods Homes brand name. We currently operate in Atlanta, Dallas, Houston, Orlando, Phoenix and Tampa. The Denver division closed on its last home in October 2008 and is winding up its operations.

Note 2 —Presentation and Going Concern

The accompanying condensed consolidated financial statements include our wholly-owned, majority-owned and controlled subsidiaries, as well as certain variable interest entities required to be consolidated pursuant to the Financial Accounting Standards Board (FASB) Interpretation (“FIN”) No. 46, as amended ("FIN 46R''), Variable Interest Entities. All intercompany balances and transactions have been eliminated in consolidation.  Our consolidated balance sheet presentation is unclassified due to the fact that certain assets and liabilities have both short and long-term characteristics.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  These condensed consolidated financial statements do not include all of the information and disclosures required by GAAP for a complete set of financial statements.   As a result, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended May 31, 2008 (referred to hereafter as our “Annual Report on Form 10-K”), which was filed with the Securities and Exchange Commission (“SEC”) on August 29, 2008. In our opinion, all adjustments necessary for a fair presentation have been included in the accompanying condensed consolidated financial statements.

The condensed consolidated financial statements have been prepared assuming that we will continue as a going concern.  On August 21, 2008, we received a notice of default from the lenders of our senior credit facility as a result of our non-compliance, as of May 31, 2008, with certain of the financial covenants under our senior credit facility.  As a result of this default, we are prohibited from paying interest on or purchasing our $125 million aggregate principal amount of 9.5% Senior Subordinated Notes due 2015 (the “Subordinated Notes”) during the existence of the default, which led to our default of the interest payment provisions of the Subordinated Notes subsequent to August 31, 2008.  Further, our tangible net worth was below the level required by the indenture covering the Subordinated Notes for two consecutive quarters (the quarter ended August 31, 2008 and the quarter ended May 31, 2008).  As a result, we were required to offer to repurchase 10% of the outstanding Subordinated Notes, which was prohibited by the senior credit facility.  We have entered into an amendment to our senior credit facility to address the defaults, which will become effective upon consummation of an exchange offer and consent solicitation related to our Subordinated Notes as discussed below.  The amendment to our senior credit facility is also intended to provide us with additional flexibility during the continuing economic downturn to continue to fund our obligations.

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

On January 13, 2009, we commenced an offer to exchange our Subordinated Notes for up to $65 million of new 11.0% senior subordinated notes due 2015 (the “New Notes”) and up to 20% of the membership interests in Ashton Woods.  The offer is conditioned on, among other things, acceptance by holders of at least 95% of the outstanding principal amount of Subordinated Notes, subject to waiver under certain circumstances.  As part of the exchange offer, we are also soliciting consents from holders of the Subordinated Notes to amend certain terms of the Subordinated Notes, by removing a number of covenants and events of default and waiving any existing covenant defaults and any defaults created by the exchange offer.  Holders of approximately 71% of the Subordinated Notes have agreed to exchange their Subordinated Notes in the exchange offer.  There can be no assurance that the exchange offer and consent solicitation will be successful or that we will be able to consummate the proposed restructuring transactions (the “Restructuring”).  In addition, even if such transactions are consummated, there can be no assurance that the transactions and changes to Ashton Woods’ capital structure will be sufficient to allow it to continue to meet its obligations and successfully operate in the current economic environment or in the future. The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

Debt restructuring fees of $2.3 million in the condensed consolidated statement of operations for the three and six months ended November 30, 2008 represent certain fees incurred in connection with the exchange offer and consent solicitation for the Subordinated Notes.  Other fees incurred in connection with the Restructuring, including the amendment to our senior credit facility and the offer to exchange our Subordinated Notes, total approximately $2.5 million and are included in other assets on the condensed consolidated balance sheet at November 30, 2008.

Historically, we have experienced, and expect to continue to experience, variability in our quarterly results. The condensed consolidated statements of operations for the three and six months ended November 30, 2008, are not necessarily indicative of the results to be expected for the full fiscal year.

Note 3 — Recent Accounting Pronouncements

In February 2007, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”).  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective as of the beginning of a reporting entity’s first fiscal year that begins after November 15, 2007. SFAS No. 159 was effective for us at the beginning of fiscal year 2009. The adoption had no impact on our financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS No. 141R”). SFAS No. 141R will change the accounting for business combinations by requiring, among other changes, an acquiring entity to recognize all assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions; acquisition costs to be generally expensed as incurred; and noncontrolling interests (formerly known as “minority interests”) to be valued at fair value at the acquisition date.  SFAS No. 141R also contains certain additional disclosure requirements and will apply prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. We expect SFAS No. 141R to have an effect on accounting for business combinations once adopted but the effect on us is dependent upon whether we enter into any acquisitions.

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51 (“SFAS No.160”). SFAS No. 160 establishes accounting and reporting standards that require: the ownership interests in subsidiaries held by parties other than the parent to be clearly identified and presented on the balance sheet within equity but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly identified and presented on the face of the income statement; changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently as equity transactions; when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary to be initially measured at fair value; and that entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No.160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Like SFAS No. 141R, earlier adoption is prohibited. The adoption of SFAS No. 160 is not expected to significantly impact our financial position, results of operations or cash flows.

Note 4 — Inventory

Inventory consisted of the following at November 30, 2008 and May 31, 2008 (in thousands):

	November 30, 2008	May 31, 2008
Homes under construction and finished homes	$107,448	$107,576
Finished lots	56,063	59,809
Land under development	14,967	34,461
Land held for future development	16,224	17,961
Land held for sale	5,683	6,223
	$200,385	$226,030

Finished inventories and land held for sale are stated at the lower of accumulated cost or fair value less costs to sell. Homebuilding projects and land held for development and construction are stated at cost unless facts and circumstances indicate that such cost would not be recovered from the undiscounted cash flows generated by future dispositions, after considering estimated future cash flows associated with all future expenditures to develop the assets, including interest payments that will be capitalized as part of the cost of the asset. In this instance, such inventories are written down to estimated fair value, which is determined based on management’s estimate of future cash flows that would be considered by an unrelated buyer in determining the fair value of the asset. Due to uncertainties in the estimation process, it is possible that actual results could differ from the estimated amounts.

In addition to the costs of direct land acquisition, land development and home construction, inventory costs include interest, real estate taxes and indirect overhead costs incurred during development and home construction.  We use the specific identification method for the purpose of accumulating home construction costs. Cost of sales for homes closed includes the specific construction costs of each home and all applicable land acquisition, land development and related costs (both incurred and estimated to be incurred) based upon the total number of homes expected to be closed in each project. Any changes to the estimated total development costs subsequent to the initial home closings in a project are generally allocated on a pro-rata basis to the remaining homes in the project.

When a home is closed, we generally have not yet paid and recorded all incurred costs necessary to complete the home. Each month, we record as a liability and a charge to cost of sales the amount we estimate will ultimately be paid related to completed homes that have been closed as of the end of that month.

We compare home construction budgets to actual recorded costs to estimate the additional costs remaining to be paid on each closed home. We monitor the accuracy of each month’s accrual by comparing actual costs paid on closed homes in subsequent months to the amount accrued. Although actual costs to be paid on closed homes in the future could differ from the current estimate, this method has historically produced consistently accurate estimates of actual costs to complete closed homes.

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

We review all components of inventory in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, which requires that if the sum of the undiscounted future cash flows expected to result from a community is less than the carrying value of the community, an asset impairment must be recognized in the consolidated financial statements as a component of cost of sales. The amount of the impairment is calculated by subtracting the estimated fair value of the community from the carrying value of the community.

In order for management to assess the fair value of a community, certain assumptions must be made which are highly subjective and susceptible to change. We evaluate, among other things, the actual gross margins for homes closed and the gross margins for homes sold in backlog (representing the number or value of sales orders that have not yet closed, net of cancellations). This evaluation also includes critical assumptions with respect to future home sales prices, cost of sales, including levels of sales incentives, the monthly rate of sale, discount rates, profit margins, and potential buyers, which are critical in determining the fair value of a community. If events and circumstances indicate that the carrying value of a community is not expected to be recoverable, then the community is written down to its estimated fair value. Given the historical variability in the homebuilding industry cycle, we are of the view that the valuation of homebuilding inventories is sensitive to changes in economic conditions, such as interest rates, the availability of credit and unemployment levels. Changes in these economic conditions could materially affect the projected home sales price, the level of sales incentives, the costs to develop land and construct homes and the monthly rate of sale. Because of these potential changes in economic and market conditions in conjunction with the assumptions and estimates required of management in valuing homebuilding inventory, actual results could differ materially from management’s assumptions and may require material inventory impairments to be recorded in the future.

In accordance with SFAS No. 144, valuation adjustments are recorded when events or circumstances indicate that the recorded asset is not recoverable from estimated future cash flows and the fair value, less costs to sell, is less than the carrying value.  The impairments recorded during the three and six months ended November 30, 2008 and 2007 by division and reportable segment are as follows:

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2008	2007	2008	2007
	(In thousands)		(In thousands)

Atlanta	$3,738	$1,525	$5,393	$1,826
Orlando	2,681	5,279	9,022	5,385
Tampa	270	1,120	568	2,240
East	$6,689	$7,924	$14,983	$9,451

Dallas	$1,277	$2,027	$4,822	$2,696
Houston	3,302	1,385	3,596	1,475
Phoenix	862	9,862	1,534	19,604
Denver	-	92	-	1,605
West	$5,441	$13,366	$9,952	$25,380
Company total	$12,130	$21,290	$24,935	$34,831

Deposits paid related to land option purchase agreements and contracts to purchase land are capitalized when paid and classified as other assets until the related land is acquired. The deposits are then transferred to inventory at the time the land is acquired. Deposits are charged to expense if the land acquisition is no longer considered probable. If we intend to terminate an option contract, we record a charge to earnings, in the period such a decision is made, for the deposit amount and related pre-acquisition costs associated with the option contract. During the three months ended November 30, 2008, we expensed $0.4 million of deposits related to terminated option contracts; no deposits were expensed during the three months ended November 30, 2007. During the six months ended November 30, 2008 and 2007, we expensed $0.6 million and $0.3 million, respectively of such deposits. The expense associated with the terminated option contracts is not included in the valuation adjustments on finished homes and land held for sale as detailed above; however this expense is also included as a component of cost of sales.

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

We have historically capitalized the interest incurred on both the Subordinated Notes as well as the senior credit facility since our qualifying assets exceeded our debt obligations.  However, during the three and six months ended November 30, 2008, qualifying assets were less than our debt obligations, requiring interest incurred during the period to be directly expensed.  Interest directly expensed during the three and six months ended November 30, 2008 was approximately $1.5 million and $2.7 million, respectively.   The following table summarizes (in thousands) interest costs incurred, capitalized and charged to expense during the periods indicated:

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2008	2007	2008	2007
	(In thousands)		(In thousands)

Capitalized interest, beginning of period	$12,267	$18,221	$11,612	$16,063
Interest incurred	3,926	4,515	7,796	9,066
Interest amortized to cost of sales	(786)	(3,579)	(1,595)	(5,972)
Interest included in impairment	(981)	-	(2,133)	-
Interest charged to general and administrative expenses	(1,482)	-	(2,736)	-
Capitalized interest, end of period	$12,944	$19,157	$12,944	$19,157

Note 5 — Consolidated Land Inventory Not Owned

In the ordinary course of business, we enter into land option agreements in order to procure land for the construction of homes in the future. Pursuant to these land option agreements, we will provide a deposit to the seller as consideration for the right, but not the obligation, to purchase land at different times in the future, usually at predetermined prices. Under FIN 46R, if the entity holding the land under option is a variable interest entity, our deposit represents a variable interest in that entity. Creditors of the variable interest entities have no recourse against us.

In applying the provisions of FIN 46R, we evaluated all land option agreements and determined that, as of November 30, 2008, we have one lot purchase contract with certain related parties to acquire 180 finished lots at an aggregate price of approximately $8.2 million, which has created a variable interest and of which 18 finished lots remain to be acquired for an aggregate price of $0.8 million. In addition, we previously provided various specific performance guarantees under one option purchase contract, which was deemed the equivalent of providing subordinated financial support to the entity. All of the specific performance requirements have been met. Even if we own no equity interest in a variable interest entity, we must consolidate the entity pursuant to FIN 46R. The consolidation of the variable interest entity added $1.4 million, $1.2 million and $0.2 million in real estate not owned, liabilities related to real estate not owned, and minority interests in real estate not owned, respectively, to our balance sheet at November 30, 2008.  With respect to our balance sheet at May 31, 2008, the consolidation of variable interest entities added $5.0 million, $4.3 million and $0.4 million in real estate not owned, liabilities related to real estate not owned, and minority interests in real estate not owned, respectively.

Land option agreements that did not require consolidation under FIN 46R at November 30, 2008 and May 31, 2008, had an aggregate purchase price of $47.6 million and $41.5 million, respectively. In connection with these agreements, we had deposits of $1.6 million and $2.3 million, included in other assets at November 30, 2008 and May 31, 2008, respectively. There were no specific performance requirements with respect to these option agreements.

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

Note 6 — Investments in Unconsolidated Entities

We enter into land development joint ventures from time to time as a means of accessing larger parcels of land and lot positions, managing our risk profile and leveraging our capital base. At November 30, 2008 and May 31, 2008, we had equity investments of 50% or less and did not have a controlling interest in these unconsolidated entities. Our partners are generally unrelated homebuilders, land developers or other real estate entities. These unconsolidated entities follow GAAP, and the partners generally share profits and losses in accordance with their ownership interests. We account for our interest in these entities under the equity method.

We and/or our equity partners will sometimes enter into option purchase agreements that permit our equity partners and/or us to purchase finished lots held by the unconsolidated entity. Option prices are generally negotiated prices that approximate fair value when the option contract is signed. Our share of the entity’s earnings is deferred until homes related to the lots purchased are delivered and title passes to a homebuyer.

The land development entities with unrelated parties typically obtain secured acquisition and development financing. As of November 30, 2008, we had entered into lot option purchase agreements with three unconsolidated entities for the purchase of 739 lots, of which 436 remain to be purchased with an aggregate remaining purchase price of $16.5 million. These unconsolidated entities had borrowings outstanding totaling $8.0 million and $9.1 million at November 30, 2008 and May 31, 2008, respectively. In some instances, the entity partners have provided varying levels of guarantees of debt of the unconsolidated entities. These repayment guarantees require us to repay our share of the debt of unconsolidated entities in the event the entity defaults on its obligations under the borrowings. We had repayment guarantees of $2.7 million and $3.0 million at November 30, 2008 and May 31, 2008, respectively.

Our investments in Ashton Woods Mortgage and certain title service entities are also accounted for under the equity method, as we do not have a controlling interest in these entities. Under the equity method, our share of the unconsolidated entities’ earnings or loss is recognized as incurred.

Note 7 — Notes Payable

Notes payable at November 30, 2008 and May 31, 2008 consisted of the following (in thousands):

	November 30, 2008	May 31, 2008

9.5% Senior Subordinated Notes due 2015	$125,000	$125,000
Senior credit facility	31,839	22,838
Secured Note	-	1,535
	$156,839	$149,373

Senior Credit Facility

Defaults

As discussed in Note 2 and in our Annual Report on Form 10-K, we received a notice of default from the lenders of our senior credit facility on August 21, 2008, due to our non-compliance, as of May 31, 2008, with certain covenants of this facility.  As described below, we were again in default of those covenants at August 31, 2008 and were also in default of certain other covenants.  As discussed below and in Note 2, we have entered into an amendment to the senior credit facility designed to address these defaults, which will become effective upon consummation of the exchange offer and consent solicitation related to the Subordinated Notes.

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

Original facility and amendments

The senior credit facility, originally entered into in December 2005, initially provided for up to $300.0 million of borrowings, subject to a borrowing base, and for the issuance of up to $50.0 million in letters of credit. The facility was amended at various intervals during 2007.  These amendments all related to changing industry conditions and the related impact on our financial condition.  At the time we negotiated the amendments, we were in compliance with the senior credit facility, but requested modifications to reduce the likelihood of noncompliance in case industry conditions continued to decline.   As discussed below, on January 13, 2009, we entered into the fourth amendment to the senior credit facility. As of November 30, 2008 and May 31, 2008, the aggregate commitment under the senior credit facility was $250 million and the maturity date of the senior credit facility was January 19, 2011; provided that the maturity date for 6.7% of the aggregate commitment under the senior credit facility was January 19, 2010.

Collateral

Our obligations under the senior credit facility are guaranteed by all of our subsidiaries and all of the holders of our membership interests.  These obligations have not been secured by our assets.  Pursuant to the fourth amendment discussed below, we have agreed to secure these obligations with all of our assets upon effectiveness of the fourth amendment.

Interest rates

Borrowings under the senior credit facility bear daily interest at rates based upon the London Interbank Offer Rate (LIBOR) plus a spread based upon our interest coverage ratio and ratio of consolidated total liabilities to adjusted net worth (or leverage ratio). In addition to the stated interest rates, the credit facility requires us to pay certain fees. The interest rate of the facility at November 30, 2008, August 31, 2008 and May 31, 2008, was approximately 4.22%, 4.61% and 4.33%, respectively.

Covenants

The senior credit facility contains a number of customary financial and operating covenants, including covenants requiring us to maintain a minimum consolidated tangible net worth; limiting the principal amount of our secured debt; limiting the net book value of our unimproved entitled land, land under development and finished lots relative to our adjusted tangible net worth; limiting the aggregate distributions by us and our subsidiaries in any fiscal year; restricting our ability to incur additional indebtedness; and restricting our ability to engage in mergers and consolidations and our ability to sell all or substantially all of our assets.

Prior to the fourth amendment, the credit facility required that we maintain an interest coverage ratio of at least 2.00 to 1.00, but permitted the ratio to fall below this level so long as the number of fiscal quarters in which it is less than 1.50 to 1.00 does not exceed eight and the number of fiscal quarters in which it is less than .50 to 1.00 does not exceed four.  Further, if our interest coverage ratio fell below 2.00 to 1.00, our leverage ratio became more restrictive.  Specifically, if the interest coverage ratio was as depicted in the first column of the table below, then the leverage ratio could not exceed the ratio in the second column:

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

If Interest	Then Leverage
Coverage Ratio	Ratio must be < or =
> or = 2.00 to 1.00	2.00 to 1.00
> 1.5 to 1.00 but < 2.00 to 1.00	1.75 to 1.00
> 1.00 to 1.00 but < 1.50 to 1.00	1.50 to 1.00
> 0.50 to 1.00 but < 1.00 to 1.00	1.25 to 1.00
< 0.50 to 1.00	1.00 to 1.00

At August 31, 2008 and May 31, 2008, our interest coverage ratio was 0.37 and 1.41, respectively, which required us to maintain a leverage ratio of less than or equal to 1:1 and 1.5:1, respectively.  Our actual leverage ratio as of August 31, 2008 and May 31, 2008 was 2.81:1 and 1.97:1, respectively.  At November 30, 2008, our interest coverage ratio was 0..83:1, which required us to maintain a leverage ratio of 1.25:1.  Our actual leverage ratio at November 30, 2008 was 4.85:1.

Pursuant to the land inventory covenant of our senior credit facility, we were also required to maintain our land inventory at no more than 150% of adjusted tangible net worth, as defined in the senior credit facility.  Land inventory means the net book value of unimproved land, lots under development and finished lots.  At November 30, 2008, August 31, 2008 and May 31, 2008, the respective land inventory was 274.8.0%, 176.9% and 149.5% of the adjusted tangible net worth as defined in the senior credit facility.

We were also required to maintain tangible net worth of at least $110 million plus 50% of consolidated earnings for each quarter after November 30, 2007 (excluding any quarter in which consolidated earnings are less than zero) plus 50% of net proceeds of any capital stock or other equity interests issued after November 30, 2007.  Our tangible net worth at November 30, 2008, August 31, 2008 and May 31, 2008 was $25.1 million, $43.7 million and $58.7 million, respectively.

In addition, our unimproved land should not exceed 25% of adjusted tangible net worth, as defined in the senior credit facility (the “unimproved land ratio”).  As of November 30, 2008 and August 31, 2008, our unimproved land was 48.0% and 31.8% of that adjusted net worth amount, respectively.

Accordingly, as of November 30, 2008, we were in default of the leverage ratio, the land inventory ratio, the tangible net worth ratio and the unimproved land ratio.  As of August 31, 2008, we were in default of the leverage ratio, the land inventory ratio, the tangible net worth ratio and the unimproved land ratio covenants of the senior credit facility.  As of May 31, 2008, we were in default of the tangible net worth and leverage ratio covenants of our senior credit facility.

Notice of default

On October 21, 2008 and August 21, 2008, we received notices of default from the lenders under the senior credit facility, which prohibits us from paying interest on or purchasing the Subordinated Notes during the existence of the default. The notice of default regarding the defaults at May 31, 2008, also indicated that the lenders have no obligation to fund borrowings under the senior credit facility while the default is outstanding.  We had 30 days from the date of notice to cure the defaults identified but were not able to cure these defaults within the 30-day period.  Until the fourth amendment was entered into, the lenders had the right to accelerate the maturity of all amounts outstanding under the senior credit facility. As described below, we have entered into an amendment to the senior credit facility to address these defaults, with effectiveness conditioned on the consummation of the exchange offer and the consent solicitation for the Subordinated Notes.

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

Availability

Borrowings under the senior credit facility are limited by the availability of sufficient real estate borrowing base, which is determined regularly throughout the life of the senior credit facility.  At November 30, 2008 and August 31, 2008, we had $31.8 million in outstanding borrowings, respectively.  Amounts outstanding under letters of credit and surety bonds were $12.4 million and $14.5 million, respectively.  At May 31, 2008, the first date of default under the senior credit facility, we had $22.8 million in outstanding borrowings and $17.6 million outstanding under letters of credit and surety bonds. Under the borrowing base test, borrowings under the senior credit facility at August 31, 2008 and May 31, 2008, were limited to $113.7 million and $159.3 million, respectively.  However, since the lenders indicated in their notice of default that they have no obligation to fund borrowings under the senior credit facility while the default is outstanding, we are currently unable to borrow money under the senior credit facility and will not be able to do so until the fourth amendment to the senior credit facility becomes effective.

Fourth amendment to senior credit facility

On January 13, 2009, in connection with the Restructuring, we entered into a fourth amendment to the senior credit facility (the “Credit Facility Amendments”).

The effectiveness of the Credit Facility Amendments is based upon, and subject to satisfaction, on or before February 20, 2009, of certain terms and conditions including, without limitation, (i) collateral documentation, (ii) the delivery of collateral due diligence in satisfaction of the Secured Borrowing Base Requirements (other than the Appraisal Requirement), in each case as described below, (iii) the effectiveness of a satisfactory restructuring of our Subordinated Notes as described below, (iv) receipt of the $20.0 million investment in us (the “Equity Investment”) by our existing equity holders or an affiliate of such holders (the “Equity Sponsors”), (v) repayment of all outstanding amounts under the secured bridge loan made to us by an entity affiliated with one or more of the Equity Sponsors in the aggregate principal amount of up to $5.0 million (the “Bridge Loan”) prior to or concurrent with effectiveness, and (vi) no defaults or events of default existing upon the effectiveness of the Credit Facility Amendments.  The Equity Sponsors have agreed with us and certain holders of the Subordinated Notes that they will make the Equity Investment on or prior to the consummation of the Restructuring.

The following is a summary of the material changes under the Credit Facility Amendments:

•	reduction of the facility size from a $250 million senior credit facility to a $95 million senior secured credit facility (the “Amended Senior Credit Facility”);

•
a change in security status from unsecured to a first priority perfected lien on all of our assets, including (a) all existing homebuilding assets of Ashton Woods and its subsidiaries on the effective date of the Credit Facility Amendments, (b) all additional homebuilding assets acquired thereafter, (c) substantially all personal property and intangible assets, owned as of the effective date of the Credit Facility Amendments or thereafter acquired, of Ashton Woods and its subsidiaries, and (d) cash (account control agreements required for depository accounts), as of the effective date or hereafter acquired of Ashton Woods and its subsidiaries, and a pledge of the Class A Membership Interests in Ashton Woods (which will be issued to the existing equity holder in connection with the Restructuring) by the direct holder thereof at the closing of the Restructuring;

•
borrowings under the Amended Senior Credit Facility are prohibited until (a) such time that the exchange offer and a satisfactory amendment to the Indenture pursuant to which the Subordinated Notes were issued (the “Old Indenture”), based upon the terms and conditions previously agreed to by certain holders of the Subordinated Notes, Ashton Woods and the Equity Sponsors, has been accepted by Holders representing at least 90% of the principal amount of the Subordinated Notes and is effective pursuant to documentation satisfactory to the agent under the senior credit facility (the “Agent”) and Required Lenders (as defined in the Amended Senior Credit Facility), and no default or event of default exists under the Subordinated Notes (as amended, the “Amended Notes”) or the New Notes issued in exchange for the Subordinated Notes, and (b) all other conditions to effectiveness of the Credit Facility Amendments have been satisfied;

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

•
during the period from the effectiveness of the Credit Facility Amendments until such time that all Secured Borrowing Base Requirements (as described below) have been satisfied with respect to substantially all of the assets of Ashton Woods and its subsidiaries (the “Interim Borrowing Period”), the maximum amount of total borrowings and letters of credit outstanding at any time (“Total Outstandings”) shall be limited to $62.1 million (“Borrowing Cap”);

•
during the Interim Borrowing Period, Ashton Woods may borrow, repay and reborrow funds and issue new, and replace or renew existing, letters of credit under the Amended Senior Credit Facility (each such borrowing, reborrowing, issuance, replacement or renewal shall hereinafter be referred to as an “Interim Borrowing”), subject to the conditions to borrowings in the Amended Senior Credit Facility; provided that the Total Outstandings (before and after each Interim Borrowing) shall not exceed the Borrowing Cap;

•
the Borrowing Cap shall remain in effect throughout the Interim Borrowing Period, thereafter, borrowings under the Amended Senior Credit Facility shall be governed by Secured Borrowing Base Availability;

•
upon satisfaction of the Secured Borrowing Base Requirements with respect to substantially all of the assets of Ashton Woods and its subsidiaries, borrowings shall be governed by Secured Borrowing Base Availability, as determined by the following:

Category	Advance Rate (at the lesser of actual cost or appraised value)
Cash (if pledged and segregated)	100%
Sold Units	70%
Specs/Models	65%
Finished Lots	55%
Land Under Development	45%
Raw Land	25%

If the Borrowing Base (calculated with the percentages shown above) is less than $95 million, the percentage above for Sold Units shall be increased to 80% and if, after such adjustment, the Borrowing Base remains below $95 million, then the percentage for Specs/Models shown above shall be increased to 70%.

•
certain Borrowing Base Limitations have been modified to provide that (a) land components shall not exceed 45% of availability, (b) model and speculative housing units shall not exceed 40% of the total of models, speculative housing and presold housing units included in the borrowing base, and (c) condo units shall not exceed 20% of availability from all units; and

•
the Secured Borrowing Base assets shall satisfy lender imposed requirements, including, without limitation: perfected lien in favor of the Agent for the benefit of lenders on Borrowing Base assets, FIRREA compliant appraisals, title insurance, environmental reports, flood zone determinations, surveys, property insurance and such other items as may be required by law or regulation or that arise after additional due diligence, in each case to the extent reasonably requested by and satisfactory to the Agent.

As a condition to effectiveness of the Credit Facility Amendments, Ashton Woods and its subsidiaries will be required to execute mortgages representing all of the real estate assets of Ashton Woods and its subsidiaries, subject to such exceptions as may be approved by the Agent.  The Agent will order appraisals, at Ashton Woods’ expense, as soon as practical after receiving the appropriate information from Ashton Woods and such values shall be reflected in the Secured Borrowing Base (the “Appraisal Requirement”).

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

The Amended Senior Credit Facility will reflect the following modification to covenants:
•	elimination of the current leverage covenant;

•
the Minimum Tangible Net Worth (“MTNW”) covenant has been revised and MTNW shall be set at (i) 55% of the second fiscal quarter (November 30, 2008) actual tangible net worth, after giving effect for the pro forma adjustments related to the consummation of the exchange offer and consent solicitation and Credit Facility Amendments, including, without limitation, (a) the gain from the exchange of the Subordinated Notes, (b) the $20 million Equity Investment, and (c) an adjustment of up to $31 million representing the aggregate amount of interest payments on the New Notes which must be shown as a liability on our balance sheet, plus (ii) 50% of new equity after effectiveness of the Credit Facility Amendments (not to include the Equity Investment), plus (iii) 50% of positive net income after effectiveness of the Credit Facility Amendments;

•	the Interest Coverage covenant has been eliminated as a covenant and converted to a test pursuant to the Adjusted Cash Flow from Operations/Liquidity covenant;

•
the Adjusted Cash Flow from Operations/Liquidity covenant has been revised to provide that if the ratio of Adjusted Cash Flow from Operations to Interest Expense for more than one of the last four quarters is less than 1.50x (or one of such last four quarters is less than 1.25x) then liquidity must be equal to the greater of (i) $20 million if the current borrowing base is equal to or greater than $95 million, subject to certain assumptions, or $15 million, if the borrowing base is less than $95 million, or (ii) 1.50x interest incurred (excluding any imputed interest), based upon the most recent quarter ended calculated on an annualized basis.  Notwithstanding the foregoing, during the Interim Borrowing Period, the liquidity requirement described above must be greater than or equal to $6 million;

•	the limitations on investments in loans or investments in joint ventures has been revised and such investments may not exceed $10 million;

•	distributions/dividends are only allowed to meet tax obligations on positive operating income, if applicable;

•
secured or other indebtedness is prohibited, other than  (i) the Amended Notes and the New Notes, subject to the consummation of the exchange offer and consent solicitation, (ii) permitted liens, (iii) the Bridge Loan, from the Guarantors, or their equity holders (or an entity formed by any of the foregoing parties), and (iv) new permitted subordinated Indebtedness, which is subject to the following: (a) limited to $50 million principal amount in the aggregate, (b) unsecured, (c) contractually subordinated to the Amended Senior Credit Facility pursuant to a subordination agreement satisfactory to the Agent with no covenants or cross default to the Amended Senior Credit Facility, (d) a maturity date of the later of five years from the date of issuance or two years from the then current maturity date of the Amended Senior Credit Facility, (e) the Amended Senior Credit Facility must contain cross default provisions with any new permitted subordinated indebtedness, (f) no cash interest or principal payments may be made on such indebtedness prior to indefeasible payment in full of the Amended Senior Credit Facility and (g) such other terms and conditions subject to the Agent approval;

•
except for amounts allowed in accordance with the consummation of the exchange offer and the consent solicitation and repurchases of Amended Notes from proceeds of additional equity or additional indebtedness incurred as permitted by the Credit Facility Amendments, subordinated debt repurchases are prohibited;

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

•
land components of the collateral shall not exceed $115 million and shall not exceed at any time an amount representing the equivalent of 3.5 years’ supply beginning December 1, 2009 and 3.0 years supply beginning June 1, 2010 and thereafter.  For purposes of calculating this covenant, the applicable years supply shall be determined by dividing the ending number of lots for the applicable period (as defined as total lots owned less lots owned in the Pinery subdivision and lots in backlog) by twice the total number of sales during the previous six months;

•	sales or transfers of ownership interests are permitted so long as existing owners and guarantors maintain at least 51% ownership and voting control; and

•
we shall not permit unrestricted cash and cash equivalents to exceed $5 million for more than three consecutive business days, nor shall we borrow under the Amended Senior Credit Facility if prior to that borrowing cash exceeds $5 million, or as a result of that borrowing, cash would exceed the $5 million limit for more than three consecutive business days (which will be a required representation for any borrowing request).

The lenders have agreed to partial releases under certain parameters with a release payment of 100% of net proceeds on all asset sales.

Ashton Woods and its subsidiaries shall at the closing of the Credit Facility Amendments, release and indemnify the Agent and lenders from any and all claims they may have against the Agent or lenders, which release shall be in form and substance satisfactory to the Agent.

The pricing of the senior credit facility has been changed to a flat LIBOR / ABR + 600 basis points with an unused fee of 55 basis points.

There will be no change in the maturity date of the senior credit facility as a result of the Credit facility Amendments.

The Subordinated Notes.

Tangible net worth default

As more fully discussed below, our tangible net worth was $43.7 million and $58.7 million at August 31, 2008 and May 31, 2008, respectively. Since our tangible net worth was below the $60 million threshold required by the Subordinated Notes for two consecutive quarters, we are required by the indenture governing the Subordinated Notes to offer to repurchase 10% of the outstanding Subordinated Notes.  However, this is currently prohibited by the senior credit facility.  Our failure to offer to repurchase the Subordinated Notes became an event of default under the Subordinated Notes Indenture giving the holders of the Subordinated Notes the right to require repayment of the Subordinated Notes in full.

Interest default

Interest on the Subordinated Notes is payable semiannually on October 1st and April 1st of each year.  We did not make the interest payment of $5.9 million due to the holders of the Subordinated Notes on October 1, 2008 since we are prohibited from doing so under the senior credit facility.  The failure to make the interest payment is a violation under the Subordinated Notes indenture and became an event of default because it was not cured within 30 days of October 1, 2008, giving the holders of the Subordinated Notes the right to require repayment of the Subordinated Notes in full.

Option to redeem

We may redeem the Subordinated Notes, in whole or in part, at any time on or after October 1, 2010, at a redemption price equal to 100% of the principal amount, plus a premium declining ratably to par, plus accrued and unpaid interest.  In addition, under the indenture governing the Subordinated Notes, we had the option to redeem up to 35% of the aggregate principal amount of the Subordinated Notes with the proceeds of qualified equity offerings at a redemption price equal to 109.5% of the principal amount, plus accrued and unpaid interest.  However, this option expired on October 1, 2008.

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

Guarantees and Subordination

The Subordinated Notes are unsecured and subordinated in right of payment to all of our existing and future senior debt, including borrowings under our senior credit facility.  All of our existing subsidiaries, other than the co-issuer, fully and unconditionally guaranteed, jointly and severally, the Subordinated Notes on a senior subordinated basis.   Each of the subsidiary guarantors is 100% owned by us.  Future direct and indirect U.S. subsidiaries, excluding subsidiaries that are designated unrestricted subsidiaries in accordance with the indenture, will be required to guarantee the Subordinated Notes on a full and unconditional basis, jointly and severally with the other subsidiary guarantors. The guarantees are general unsecured obligations of the guarantors and are subordinated in right of payment to all existing and future senior debt of the guarantors, which includes their guarantees of our senior credit facility.  We have no independent operations or assets apart from our investments in our subsidiaries.  There is no active market for the Subordinated Notes, although trades do occur from time to time at various prices.

Covenants

As more fully discussed in our Annual Report on Form 10-K, the indenture governing the Subordinated Notes contains a number of covenants. We believe that our most restrictive covenant under the Subordinated Notes is the minimum tangible net worth covenant, which requires us to make an offer to purchase 10% of the outstanding Subordinated Notes at 100% of the principal amount of the Subordinated Notes plus accrued interest, if tangible net worth falls below $60 million for a period of two consecutive quarters.  As of August 31, 2008 and May 31, 2008, our tangible net worth was $43.7 million and $58.7 million, respectively and accordingly, we were required to offer to repurchase 10% of the outstanding Subordinated Notes, which is currently prohibited by the senior credit facility.  Because we were unable to repurchase the Subordinated Notes when required, an event of default occurred under the indenture governing the Subordinated Notes, giving the holders the right to require repayment of the Subordinated Notes in full.  The tangible net worth at November 30, 2008 was $25.1 million.  We are also currently prohibited from making interest payments on the Subordinated Notes as a result of our default under the senior credit facility.  As indicated above, our failure to pay interest on October 1, 2008 on the Subordinated Notes also constitutes an event of default.  Both events of default under the Subordinated Notes constitute an event of default under the senior credit facility.  As further discussed above, we have entered into an amendment to the senior credit facility and commenced an exchange offer and consent solicitation for our Subordinated Notes designed to address these events of default.

Further, under the restricted payments test of the indenture governing the Subordinated Notes, we will not be able to make additional restricted payments until such time as we have increased consolidated net income. The restricted payments test limits our ability to make restricted payments, defined by the indenture covering the Subordinated Notes to include dividends or other distributions on our outstanding equity interests, the redemption of our outstanding equity interests, investments in other entities whether in the form of debt or equity (unless considered a permitted investment under the indenture) and certain payments prior to scheduled maturity or any scheduled repayment date with respect to indebtedness that is subordinated by its terms to the Subordinated Notes. The amount of such restricted payments is limited to an aggregate amount that does not exceed $5 million, plus 50% of consolidated net income (as defined in the indenture) for the period beginning June 1, 2005 to and including the last day of the fiscal quarter ended immediately prior to the calculation date, plus 100% of aggregate net cash proceeds or the fair market value of assets received by us as contributions to common equity or from the sale of equity interests qualified under the indenture, plus additional amounts related to the conversion or exchange of indebtedness for certain equity interests or upon the redesignation of an unrestricted subsidiary as restricted under the indenture. However, the indenture provides that if consolidated net income for the measurement period starting June 1, 2005 is a deficit, 100% of the aggregate deficit will be subtracted in the above formula. In addition to having funds available under the restricted payments test, in order to make a restricted payment, we must also be able to incur $1.00 of additional indebtedness under the indebtedness incurrence ratio test set forth in the indenture and not otherwise be in default under the indenture. Based on the restricted payments calculation at November 30, 2008, in order to make additional payments under the restricted payments test, we would need to achieve consolidated net income exceeding $62.5 million in the aggregate and cure all existing defaults. The amount of any future restricted payments will depend on the amount by which aggregate consolidated net income in the future exceeds such minimum amount. However, because the types of payments that are restricted by this test generally relate to voluntary payments by us to our equity owners or investments in new businesses, the inability to make restricted payments at this time does not impact our ability to conduct operations in the ordinary course. Our ability to expand our business through acquisition or investment in other businesses may, however, be limited. In addition to the above restrictions, there are certain exceptions to the restricted payments limitations, including a provision that allows the continued payment of dividends to our equity owners to satisfy their tax obligations.  As a result of the default, we are currently prohibited by the lenders under the senior credit facility from making any payments to our owners.  We intend to continue to make such tax payments to our owners when permitted under the senior credit facility.

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

Note 8 — Accounts payable and accruals

Accounts payable and accruals at November 30, 2008 and May 31, 2008 consisted of the following (in thousands):

	November 30, 2008	May 31, 2008
Accounts payable and accruals - trade	$22,569	$23,953
Interest accrued	8,038	2,178
Legal and professional fees	1,758	1,660
Salaries, wages and fringe benefits	3,790	5,163
Warranty accruals	6,221	6,202
Other	2,032	2,684
	$44,408	$41,840

Warranty accruals

Warranty accruals are included in accounts payable and accruals in the table above.  We provide homebuyers with limited warranties that generally provide for ten years of structural coverage, two years of coverage for plumbing, electrical and heating, ventilation and air conditioning systems and one year of coverage for workmanship and materials. We have insurance to cover our exposure under our two and ten-year warranty programs. Warranty liabilities for our one-year warranties are initially established on a per home basis by charging cost of sales and crediting a warranty liability for each home delivered to cover expected costs of materials and labor during the warranty period. The amounts accrued are based on management’s estimate of expected warranty-related costs under all unexpired one-year warranty obligation periods. Our warranty liability is based upon historical warranty cost experience in each market in which we operate and is adjusted as appropriate to reflect qualitative risks associated with the types of homes built and the geographic areas in which they are built. Summarized below is the respective activity in the warranty accrual for the three and six months ended November 30, 2008 and 2007 (in thousands):

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2008	2007	2008	2007
	(In thousands)		(In thousands)
Warranty liability, beginning of period	$6,323	$6,263	$6,202	$6,384
Costs accrued during period	743	1,208	1,613	2,328
Incurred costs during period	(845)	(1,136)	(1,594)	(2,377)
Warranty liability, end of period	$6,221	$6,335	$6,221	$6,335

Note 9 — Transactions with Related Parties

A services agreement with a related party provides us with a license as well as development and support for our computer systems along with certain administrative services. We pay $600 per home closing quarterly, in arrears, for these services. During the three months ended November 30, 2008 and 2007, we incurred $0.1 million and $0.2 million, respectively, under this service agreement. During the six months ended November 30, 2008 and 2007, we incurred $0.3 million and $0.4 million, respectively, under this service agreement.

We have also entered into option purchase agreements for the acquisition and development of land and lots for use in our homebuilding operations with certain related parties. These entities are considered variable interest entities pursuant to FIN 46R.  As a result, we have consolidated these entities. As of November 30, 2008, we had 18 finished lots under contract to be purchased from these related parties, representing $0.8 million in purchase price.

On January 14, 2009, the Company and Parkmount Land Development Inc., an entity affiliated with one or more of the Equity Sponsors (”Parkmount”) entered into a term loan agreement (the “Term Loan Agreement”) pursuant to which Parkmount will provide a secured bridge loan to us in the aggregate principal amount of up to $5.0 million (the “Bridge Loan”). Amounts under the Bridge Loan may be advanced to us from time to time upon request.  The Bridge Loan will bear interest until paid at an annual rate equal to the LIBOR rate plus six percent (6%), as determined two days prior to the date of the term loan agreement.  We will repay all amounts outstanding under the Bridge Loan upon the earlier to occur of (i) March 1, 2009, (ii) the date of the commencement of any case by or against us or any guarantor of the Bridge Loan under Chapter 7 or Chapter 11 of the Bankruptcy Code, or (iii) the closing of the transactions contemplated by the Restructuring, including the consummation of the exchange offer for the Subordinated Notes.  In connection with the Term Loan Agreement, certain of our subsidiaries agreed to guarantee, jointly and severally, our obligations under the Bridge Loan.  In addition, the Company and the guarantors agreed to pledge certain assets to Parkmount as further security for the Bridge Loan.  As of January 28, 2009, $1.0 million had been borrowed under the Bridge Loan.

Note 10 — Financial instruments

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and requires expanded disclosures about fair-value measurements.  SFAS No. 157 applies only to fair-value measurements that are already required or permitted by other accounting standards and is expected to increase the consistency of those measurements.  SFAS No. 157 clarifies the definition of fair value. Specifically, this Statement clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or transfer a liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. This Statement also emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair-value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. SFAS No. 157 expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. The disclosures focus on the inputs used to measure fair value and, for recurring fair-value measurements using significant unobservable inputs, the effect of the measurements on earnings for the period. This Statement encourages entities to combine the fair value information disclosed under this Statement with the fair value information disclosed under other accounting pronouncements, including SFAS No. 107, Disclosures about Fair Value of Financial Instruments, where practicable.

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

SFAS No. 157, as originally issued, was effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. However, in February 2008, FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157 (“FSP No. 157-2”) was issued, which delayed the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  Pursuant to this later guidance, we implemented SFAS No. 157 effective June 1, 2008 only with respect to financial instruments and will be required to implement the remainder of SFAS No. 157 effective June 1, 2009.

Pursuant to SFAS No. 157, a fair-value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.  SFAS No. 157 also establishes priorities for the inputs used by establishing a three-tier hierarchy.  The hierarchies are as follows:
•	Level 1 – quoted prices in active markets for identical assets or liabilities;
•	Level 2 - inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly;
•
Level 3 - unobservable inputs for the asset or liability, which shall be used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date, thus requiring an entity to develop its own assumptions.

SFAS No. 157 also requires the use of valuation techniques that are consistent with the following approaches:
•	The market approach – uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business);
•	The income approach – uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted);
•	The cost approach - is based on the amount that currently would be required to replace the service capacity of an asset (often referred to as current replacement cost).

The fair values of our financial instruments are based on quoted market prices, where available, or are estimated. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates are subjective in nature, involve matters of judgment and therefore, cannot be determined with precision. Estimated fair values are significantly affected by the assumptions used.

The partial adoption of SFAS No. 157 did not impact us significantly.  Full adoption will result in additional disclosures regarding assets and liabilities measured at fair value, but we do not expect that full adoption will significantly affect our financial condition, results of operations or cash flows.

Note 11 — Contingencies

We are involved in lawsuits and other contingencies in the ordinary course of business. Management believes that, while the ultimate outcome of the contingencies cannot be predicted with certainty, the ultimate liability, if any, will not have a material adverse effect on our financial condition, results of operations or cash flows.

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

In the normal course of business, we provide standby letters of credit and surety bonds to third parties to secure performance under various contracts. As of November 30, 2008 and May 31, 2008, we had letters of credit and surety bonds outstanding of $12.4 million and $17.6 million, respectively.

Note 12 — Provision for income taxes

We operate as a limited liability company. Accordingly, we incur no liability for federal or state income taxes, as these taxes are passed through to the members.

Note 13 — Information on business segments

SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS No. 131”), defines operating segments as a component of an enterprise for which discrete financial information is available and is reviewed regularly by the chief operating decision-maker, or decision-making group, to evaluate performance and make operating decisions. We have identified our chief operating decision-makers (“CODMs”) as the Chief Executive Officer and the Chief Financial Officer.

We have identified each homebuilding market as an operating segment in accordance with SFAS No. 131. The operations of our homebuilding segments primarily include the sale and construction of single-family attached and detached homes, and to a lesser extent, condominiums, as well as the purchase, development and sale of residential land directly and through our unconsolidated entities. Our operating segments have been aggregated into the reportable segments noted below because they have similar: (1) economic characteristics; (2) housing products; (3) class of homebuyer; (4) regulatory environments; and (5) methods used to construct and sell homes.

Our homebuilding reportable segments are as follows:

(1)                 East (Atlanta, Orlando and Tampa markets)

(2)                 West (Dallas, Houston, Phoenix and Denver markets)

The homebuilding operations in Denver were terminated in October 2008. Each reportable segment follows the same accounting policies described in Note 1 – “Summary of Significant Accounting Policies” of the consolidated financial statements included in our Annual Report on Form 10-K.  Except for the allocation of certain corporate overhead such as interest and certain depreciation on corporate assets, the costs of operating each segment as well as the assets owned are primarily maintained and recorded directly within the respective segment.  Operational results of each segment are not necessarily indicative of the results that would have occurred had the segment been an independent, stand-alone entity during the periods presented.

Total revenue, gross (loss) profit and net (loss) income for each of our reportable segments for the three and six months ended November 30, 2008 and 2007 were as follows (in thousands):

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2008	2007	2008	2007
	(In thousands)		(In thousands)
Total Revenues
Homebuilding
East	$33,228	$57,252	$62,994	$100,315
West	34,563	56,897	82,957	111,307
Total Homebuilding	67,791	114,149	145,951	211,622
Corporate	19	13	114	43
Consolidated revenues	$67,810	$114,162	$146,065	$211,665

Gross (Loss) Profit
East	$(1,824)	$5,157	$(5,180)	$13,434
West	739	(3,964)	3,754	(6,589)
Total Homebuilding	(1,085)	1,193	(1,426)	6,845
Corporate	18	13	114	44
Consolidated (loss) profit	$(1,067)	$1,206	$(1,312)	$6,889

Net (Loss) Income
East	$(7,687)	$(2,298)	$(17,127)	$(2,054)
West	(8,928)	(12,809)	(14,559)	(24,574)
Total Homebuilding	(16,615)	(15,107)	(31,686)	(26,628)
Corporate	(2,063)	5	(1,960)	911
Consolidated net loss	$(18,678)	$(15,102)	$(33,646)	$(25,717)

Assets by reportable segments as of November 30, 2008 and May 31, 2008 were as follows (in thousands):

Assets	November 30, 2008	May 31, 2008
Homebuilding
East	$95,890	$103,578
West	127,130	148,071
Total Homebuilding	223,020	251,649
Corporate (1)	9,381	8,448
Consolidated assets	$232,401	$260,097
_____________________________________________________________________________________________________
(1) Consists of cash from the housing divisions, deferred debt issuance costs and other corporate assets not allocated to segments.

Additions to property and equipment for each of our reportable segments for the three and six months ended November 30, 2008 and 2007 were as follows (in thousands):

ASHTON WOODS USA L.L.C.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2008	2007	2008	2007
	(In thousands)		(In thousands)
Additions to Property and Equipment
Homebuilding
East	$127	$454	$239	$952
West	426	839	946	2,068
Total Homebuilding	553	1,293	1,185	3,020
Corporate	40	-	55	-
Consolidated additions to property and equipment	$593	$1,293	$1,240	$3,020

Home sales revenue by product for the three and six months ended November 30, 2008 and 2007 were as follows (in thousands):

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2008	2007	2008	2007
	(In thousands)		(In thousands)
Home Sales Revenue
Product:
Single family homes	$51,559	$83,064	$114,075	$164,220
Townhomes	13,421	16,046	26,676	27,760
Stacked flat condominums	2,732	2,870	5,068	7,410
Total home sales revenue	$67,712	$101,980	$145,819	$199,390